Exhibit 99
                                   ----------

                                                           For Immediate Release
                                                        Wednesday, July 23, 2003
                                                        ------------------------

                        NACCO INDUSTRIES, INC. ANNOUNCES
                           2003 SECOND QUARTER RESULTS
                           ---------------------------

     Mayfield Heights, Ohio, July 23, 2003 - NACCO Industries, Inc. (NC-NYSE) today announced net income for the second quarter of 2003 of $9.6 million, or $1.17 per share, compared to net income for the second quarter of 2002 of $2.8 million, or $0.34 per share. Revenues for the second quarter of 2003 were $637.5 million compared to $609.6 million for the second quarter of 2002.

     Net income for the six months ended June 30, 2003, including a net benefit of $1.2 million, or $0.15 per share, for the cumulative effect of a change in accounting for mine-closing obligations in the first quarter of 2003, was $13.7 million, or $1.67 per share, compared to net income of $9.1 million, or $1.11 per share, for the first six months of 2002. Revenues for the first six months of 2003 were $1.3 billion compared to $1.2 billion for the first six months of 2002.

                              Discussion of Results
                              ---------------------

                                 NMHG Wholesale
                                 --------------
     NMHG Wholesale reported net income of $6.3 million on revenues of $389.2 million for the second quarter of 2003 compared to net income of $2.5 million on revenues of $347.2 million for the second quarter of 2002.
     Revenues for the second quarter of 2003 increased 12 percent, compared to the second quarter of 2002, primarily due to increased unit volume in each geographic division, a shift in mix to higher-priced lift trucks and favorable foreign currency movements. Lift truck shipments increased 5 percent to 16,961 units for the second quarter of 2003 compared to 16,135 units for the second quarter of 2002. NMHG Wholesale's worldwide backlog increased to 19,400 units at the end of the second quarter of 2003 compared to 17,500 units at the end of the second quarter of 2002 and 17,300 units at the end of the first quarter of 2003.
     Net income improved in the second quarter of 2003, compared to the second quarter of 2002, primarily as a result of a shift in mix of products sold to higher margin units and increased unit and parts volume, partially offset by unfavorable foreign currency effects largely as a result of the weakening of the U.S. dollar against the euro. In the second quarter of 2003, net income also benefited from a gain on the sale of idle property, a favorable adjustment related to product liability experience and the lack of a charge which occurred in the second quarter of 2002 for expenses related to interest rate swap agreements which were subsequently terminated. These favorable items were partially offset by increased product development costs and by costs related to the Lenoir, North Carolina, and Irvine, Scotland, manufacturing restructuring program announced in December 2002.
     For the six months ended June 30, 2003, NMHG Wholesale reported net income of $11.0 million on revenues of $771.8 million compared to net income of $8.1 million on revenues of $674.9 million for the first six months of 2002.

                            NMHG Wholesale - Outlook
                            ------------------------
     NMHG Wholesale expects overall lift truck shipments to increase moderately in the second half of 2003 compared to the second half of 2002. While global market prospects are currently more uncertain than usual, lift truck markets in the Americas are anticipated to improve in the second half of 2003 while markets in Europe and Asia-Pacific are expected to remain relatively flat.
     NMHG Wholesale expects that results in the second half of 2003 will be affected by ongoing costs for a product development program that is expected to mature in 2004-2006 and additional costs related to the Lenoir, North Carolina, and Irvine, Scotland, manufacturing restructuring program announced in December 2002.

                                   NMHG Retail
                                   -----------
     NMHG Retail operations, which include the required elimination of intercompany transactions between NMHG's Wholesale and wholly owned retail dealerships, reported a lower net loss of $0.6 million for the second quarter of 2003 on revenues of $39.2 million compared to a net loss of $3.7 million on revenues of $41.5 million for the second quarter of 2002. The decline in revenues was primarily due to the sale in January 2003 of NMHG Retail's Americas operations.
     The improvement in operating results was largely due to stronger operating results in Asia-Pacific's retail operations.
     For the six months ended June 30, 2003, NMHG Retail had a net loss of $2.0 million on revenues of $75.6 million compared to a net loss of $5.0 million on revenues of $85.6 million for the first six months of 2002.

                              NMHG Retail - Outlook
                              ---------------------
     NMHG Retail expects to continue its programs to improve the performance of its wholly owned dealerships in 2003 as part of its objective to achieve and sustain at least break-even results.

                             NACCO Housewares Group
                             ----------------------
     NACCO Housewares Group, which includes NACCO's Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported net income of $1.5 million for the second quarter of 2003 on revenues of $118.3 million compared to net income of $0.4 million for the second quarter of 2002 on revenues of $134.5 million.
     Revenues in the second quarter of 2003 at Hamilton Beach/Proctor-Silex declined compared to the second quarter of 2002 due to reduced consumer spending as a result of the weak economy and certain retail customers' inventory reduction programs. At Kitchen Collection, decreased revenues primarily resulting from reduced customer visits due to the weak economy was partially offset by revenues from an increase in the number of stores from 170 stores at June 30, 2002 to 178 stores at June 30, 2003.
     Net income at NACCO Housewares Group declined modestly in the second quarter of 2003, compared to the second quarter of 2002, after excluding a $3.6 million, or $2.2 million after-tax, net of a tax benefit of $1.4 million, write-off of Kmart pre-petition bankruptcy receivables in the second quarter of 2002. The decline resulted from reduced sales volume at both Hamilton Beach/Proctor-Silex and Kitchen Collection, partially offset by the results of continued emphasis on cost reduction and profit improvement programs.
     For the six months ended June 30, 2003, NACCO Housewares Group had a net loss of $1.9 million on revenues of $234.3 million compared to a net loss of $2.4 million on revenues of $256.1 million for the first six months of 2002.

                        NACCO Housewares Group - Outlook
                        --------------------------------
     NACCO Housewares Group is cautiously optimistic that the current weak retail environment will improve in the second half of 2003.
     Hamilton Beach/Proctor-Silex continues to implement programs, begun in earlier years, which are designed to reduce operating costs and enhance manufacturing and distribution efficiencies. Also, Hamilton Beach/Proctor-Silex believes that new product offerings, such as the Hamilton Beach(R) BrewStation(TM) coffeemaker, the Hamilton Beach(R) WaffleStix(TM) waffle baker and an expanded line of TrueAir(TM) home health products, will enhance revenues over the remainder of 2003.
     Kitchen Collection expects to continue programs designed to enhance its operating results, including improving its merchandise mix, closing non-performing stores and prudently opening new stores, expanding the offerings of Hamilton Beach(R) and Proctor-Silex(R)-branded products and aggressively managing its costs.

                               North American Coal
                               -------------------
     North American Coal reported net income of $3.2 million for the second quarter of 2003 compared to net income of $4.2 million for the second quarter of 2002. A total of 8.1 million tons of lignite coal was delivered during the second quarter of 2003 compared to 7.7 million tons of lignite coal delivered in the second quarter of 2002. North American Coal's Florida dragline operations delivered 2.4 million cubic yards of limerock in the second quarter of 2003 compared to 2.8 million cubic yards of limerock in the second quarter of 2002.
     Net income for the second quarter of 2003 declined compared to the second quarter of 2002, primarily due to a non-comparable gain of $1.4 million, or $0.8 million after-tax, net of a tax provision of $0.6 million, from the sale of undeveloped coal reserves that was included in net income in the second quarter of 2002. In addition, at the Mississippi Lignite Mining Company net income declined as a result of decreased demand for lignite coal due to mild spring weather and increased operating costs. This decrease in net income was partially offset by increased deliveries of lignite coal at the company's project mining subsidiaries.
     During the second quarter of 2003, North American Coal refinanced $15.8 million of equipment operating leases at the Mississippi Lignite Mine with collateralized debt.
     For the six months ended June 30, 2003, North American Coal's income before the cumulative effect of a change in accounting was $7.8 million, compared to $10.6 million for the first six months of 2002.

                          North American Coal - Outlook
                          -----------------------------
     North American Coal anticipates increased lignite coal deliveries in 2003, compared to 2002, primarily due to an expected increase in lignite coal production at the Mississippi Lignite Mining Company. However, certain favorable items which improved financial results in 2002, including liquidated damages payments and related settlements, are not expected to be repeated in 2003. Further, maintenance requirements and the adoption of SFAS No. 143 will continue to increase costs in 2003 compared to 2002.
     As outlined  in NACCO  Industries,  Inc.'s Form 10-Q for the quarter  ended
March 31, 2003, the company expects to deconsolidate its project mining subsidiaries pursuant to the requirements of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." Subsequent to the adoption of this Interpretation, the company will account for its 100 percent equity ownership in these entities using the equity method of accounting. This change in accounting, however, will not affect the consolidated reported net earnings of the company.
     In the first quarter of 2003, North American Coal reached an agreement on a new limerock mining contract which has minimum deliveries of 3.0 million cubic yards annually. This operation is expected to begin late in 2003. North American Coal expects to continue its efforts to develop other new domestic mining projects.

                                      # # #

     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, July 24, at 11 a.m. eastern time. The call may be accessed by dialing (800) 915-4836 or over the Internet through NACCO Industries' Web site at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. The online archive of the broadcast will be available at the NACCO Web site.
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit have been included. This after-tax amount might be considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income (loss).
     The statements contained in the news release that are not historical facts are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
     NACCO Materials Handling Group: (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where the company derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) delays in manufacturing and delivery schedules, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) product liability or other litigation, warranty claims or returns of products, (7) delays in or increased costs of restructuring programs, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) acquisitions and/or dispositions of dealerships by NMHG, and (11) the uncertain impact on the economy or the public's confidence in general from terrorist activities and the impact of the situation in Iraq.
     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs of raw materials or sourced products, (4) delays in delivery or the unavailability of raw materials or key component parts, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores and (10) the uncertain impact on the economy or the public's confidence in general from terrorist activities and the impact of the situation in Iraq.
     North American Coal: (1) weather conditions and other events that would change the level of customers' fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) changes in maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities and (5) changes in the U.S. economy, in U.S. regulatory requirements or in the power industry that would affect demand for North American Coal's reserves.


     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and lignite coal mining. NACCO Materials Handling Group designs, engineers, manufactures, sells, services and leases a full line of lift trucks and service parts marketed worldwide under the Hyster(R) and Yale(R) brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading manufacturer, marketer and distributor of small electric motor and heat-driven household appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power providers. For more
information   about  NACCO   Industries,   visit  the   Company's  Web  site  at
www.nacco.com.

                                      # # #

FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Ira Gamm
Manager-Investor Relations
(440) 449-9676

            UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                    Three Months Ended       Six Months Ended
                                                                          June 30                June 30
                                                                   --------------------- -------------------------
                                                                      2003       2002        2003         2002
                                                                   ---------- ---------- ------------ ------------
                                                                         (In millions, except per share data)

Total revenues                                                     $    637.5 $    609.6 $    1,257.4 $    1,186.1


Income before cumulative effect of accounting change               $      9.6 $      2.8 $       12.5 $        9.1
Cumulative effect of accounting change, net-of-tax                        ---        ---          1.2          ---
                                                                   ---------- ---------- ------------ ------------
Net income                                                         $      9.6 $      2.8 $       13.7 $        9.1
                                                                   ========== ========== ============ ============

Earnings before cumulative effect of accounting change per share   $     1.17 $     0.34 $       1.52 $       1.11
Cumulative effect of accounting change, net-of-tax                        ---        ---         0.15          ---
                                                                   ---------- ---------- ------------ ------------
Earnings per share                                                 $     1.17 $     0.34 $       1.67 $       1.11
                                                                   ========== ========== ============ ============

Cash dividends per share                                           $    0.255 $    0.245 $      0.500 $      0.480

Average shares outstanding                                              8.204      8.197        8.203        8.196


    (All amounts are subject to annual audit by independent auditors.)

            UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                      Three Months Ended        Six Months Ended
                                                                            June 30                 June 30
                                                                    ---------------------   -----------------------
                                                                      2003        2002         2003         2002
                                                                    --------   ----------   ----------   ----------
                                                                                    (In millions)
Revenues
   NACCO Materials Handling Group Wholesale                         $  389.2   $    347.2   $    771.8   $    674.9
   NACCO Materials Handling Group Retail (incl. elims.)                 39.2         41.5         75.6         85.6
                                                                    --------   ----------   ----------   ----------
   NACCO Materials Handling Group                                      428.4        388.7        847.4        760.5
   NACCO Housewares Group                                              118.3        134.5        234.3        256.1
   North American Coal                                                  90.7         86.3        175.6        169.4
   NACCO and Other                                                       0.1          0.1          0.1          0.1
                                                                    --------   ----------   ----------   ----------
                                                                       637.5        609.6      1,257.4      1,186.1
Depreciation, depletion and amortization
   NACCO Materials Handling Group Wholesale                              6.6          7.6         13.2         15.2
   NACCO Materials Handling Group Retail (incl. elims.)                  2.4          2.5          4.3          5.5
                                                                    --------   ----------   ----------   ----------
   NACCO Materials Handling Group                                        9.0         10.1         17.5         20.7
   NACCO Housewares Group                                                3.2          2.9          6.4          7.1
   North American Coal                                                  11.1          9.1         21.8         18.9
   NACCO and Other                                                       ---          ---          0.1          ---
                                                                    --------   ----------   ----------   ----------
                                                                        23.3         22.1         45.8         46.7
Operating profit (loss)
   NACCO Materials Handling Group Wholesale                             15.5         13.8         29.2         20.8
   NACCO Materials Handling Group Retail (incl. elims.)                  0.1         (2.8)        (0.9)        (2.6)
                                                                    --------   ----------   ----------   ----------
   NACCO Materials Handling Group                                       15.6         11.0         28.3         18.2
   NACCO Housewares Group                                                4.4          3.2          0.6          0.6
   North American Coal                                                   9.6         12.4         21.4         27.4
   NACCO and Other                                                       ---         (1.0)        (0.1)        (1.8)
                                                                    --------   ----------   ----------   ----------
                                                                        29.6         25.6         50.2         44.4
Other income (expense)
   NACCO Materials Handling Group Wholesale                             (6.3)       (10.2)       (13.3)       (12.3)
   NACCO Materials Handling Group Retail (incl. elims.)                 (1.0)        (3.0)        (2.1)        (4.9)
                                                                    --------   ----------   ----------   ----------
   NACCO Materials Handling Group                                       (7.3)       (13.2)       (15.4)       (17.2)
   NACCO Housewares Group                                               (1.8)        (2.6)        (3.7)        (4.6)
   North American Coal                                                  (6.4)        (6.8)       (12.7)       (14.2)
   NACCO and Other                                                      (0.6)         0.7         (1.1)         1.3
                                                                    --------   ----------   ----------   ----------
Income before income taxes, minority interest
      and cumulative effect of accounting change                        13.5          3.7         17.3          9.7
Income tax provision                                                     4.1          1.2          5.3          1.1
                                                                    --------   ----------   ----------   ----------
Income before minority interest and cumulative
      effect of accounting change                                        9.4          2.5         12.0          8.6
Minority interest                                                        0.2          0.3          0.5          0.5
                                                                    --------   ----------   ----------   ----------
Income (loss) before cumulative effect of accounting change
   NACCO Materials Handling Group Wholesale                              6.3          2.5         11.0          8.1
   NACCO Materials Handling Group Retail (incl. elims.)                 (0.6)        (3.7)        (2.0)        (5.0)
                                                                    --------   ----------   ----------   ----------
   NACCO Materials Handling Group                                        5.7         (1.2)         9.0          3.1
   NACCO Housewares Group                                                1.5          0.4         (1.9)        (2.4)
   North American Coal                                                   3.2          4.2          7.8         10.6
   NACCO and Other                                                      (0.8)        (0.6)        (2.4)        (2.2)
                                                                    --------   ----------   ----------   ----------
                                                                         9.6          2.8         12.5          9.1
Cumulative effect of accounting change, net of $ 0.7 tax expense         ---          ---          1.2          ---
                                                                    --------   ----------   ----------   ----------
Net income                                                          $    9.6   $      2.8   $     13.7   $      9.1
                                                                    ========   ==========   ==========   ==========

    (All amounts are subject to annual audit by independent auditors.)

                   SELECTED FINANCIAL INFORMATION
                          NMHG HOLDING CO.*


                                                                        (Unaudited)           (Unaudited)
                                                                     Three Months Ended     Six Months Ended
                                                                          June 30               June 30
                                                                   ---------------------   -------------------
                                                                      2003        2002       2003       2002
                                                                   ---------   ---------   --------   --------
                                                                                   (In millions)
Detail of other income (expense):
  Interest expense                                                 $    (8.7)  $    (8.6)  $  (17.3)  $  (14.1)
  Interest income                                                        0.7         0.6        1.3        1.2
  Loss on interest rate swap agreements                                 (0.3)       (3.1)      (0.7)      (2.8)
  Income from unconsolidated affiliates                                  1.0         0.1        1.7        1.1
  Other income (expense) - net                                           ---        (2.2)      (0.4)      (2.6)
                                                                   ---------   ---------   --------   --------
    Total other income (expense)                                   $    (7.3)  $   (13.2)  $  (15.4)  $  (17.2)
                                                                   =========   =========   ========   ========
Capital expenditures                                               $     7.3   $     2.9   $   10.8   $    9.1
                                                                   =========   =========   ========   ========


                                                                  (Unaudited)  (Audited)
                                                                    June 30    December 31
                                                                     2003        2002
                                                                   ---------   ---------
Cash and cash equivalents                                          $    28.7   $    54.9
                                                                   =========   =========

Debt
  Senior notes                                                     $   247.3   $   247.1
  Revolving credit agreements                                           15.6        31.3
  Capital lease agreements and other debt                               44.1        46.4
                                                                   ---------   ---------
    Total debt                                                     $   307.0   $   324.8
                                                                   =========   =========

Stockholder's equity                                               $   402.6   $   382.3
                                                                   =========   =========


* NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.


       (All amounts are subject to annual audit by independent auditors.)